SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported): May 18, 2005

Commission File Number: 000-030813

AlphaRx, Inc.
(Exact name of registrant as specified in its charter)

Delaware	98-0177440
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

200-168 Konrad Crescent
Markham, Ontario, Canada L3R 9T9
(Address of principal executive offices)

Registrant's telephone number, including area code: (905) 479-3245

ITEM:1.01 - ENTRY INTO A DEFINITIVE MATERIAL AGREEMENT

AlphaRx Inc. entered into a Manufacturing and Distribution License Agreement through its wholly-owned subsidiary, AlphaRx International Holdings Limited ("AIH"), with AlphaAP Inc., a joint venture to be established between AIH and Basin Industrial Limited of Hong Kong. The agreement calls for royalty payments of 5% to be made to AIH based on gross sales of Flexogan generated by AlphaAP Inc. in the countries or areas of: Hong Kong, the Peoples' Republic of China, the Republic of Korea, and Japan.

The agreement also calls for a one time license payment of $10 million in the event that AlphaAP Inc. completes an initial public offering of its securities on a recognized stock exchange, or, in the event that AlphaAP Inc. is acquired in a reverse takeover.

Basin Industrial Limited, AIH, and AlphaAP Inc. have also entered into a joint venture agreement in order to begin the manufacture and sale of AlphaRx's Flexogan product line in the countries or areas mentioned above.

AIH can terminate the Manufacturing and Distribution License Agreement based on non-performance by AlphaAP Inc. Either party can terminate the joint venture agreement based on a material breach by the other party which remains uncured for 60 days following notice thereof.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: May 18, 2005

____________________________
Michael M. Lee, President